Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006
OXiGENE Reports First Quarter 2009 Financial Results
WALTHAM, MA – May 11, 2009 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the quarter ended March 31, 2009 and presented an update on recent clinical and corporate progress.
Financial Results
The Company reported a consolidated net loss for the first quarter of 2009 of $6.6 million compared to $5.4 million for the same three month period of 2008. The net loss attributed to OXiGENE, Inc. for the first quarter of 2009 was $5.6 million, or $0.12 per share, compared with a net loss of $5.4 million, or $0.19 per share, for the same period in 2008.
The increase in consolidated net loss was driven primarily by a higher level of clinical development activities, including: the continued enrollment of the ZYBRESTAT™ FACT (Fosbretabulin in Anaplastic Cancer of the Thyroid) pivotal registration study; the ZYBRESTAT Phase 2 FALCON (Fosbretabulin in Advanced Lung Oncology) study; and the initiation and management of studies being funded by Symphony ViDA, Inc., the entity formed in October 2008, pursuant to OXiGENE’s strategic collaboration with Symphony Capital, LLC, to fund development of ZYBRESTAT for ophthalmology and OXi4503.
At March 31, 2009, OXiGENE had consolidated cash, cash equivalents and marketable securities of approximately $26.7 million (including $13.8 million held by Symphony ViDA) compared with approximately $33.6 million (including $14.7 million held by Symphony ViDA) on December 31, 2008.
“Since the beginning of the year, we have continued to make progress in all of our development programs,” commented John A. Kollins, OXiGENE’s Chief Executive Officer. “Milestones achieved included the initiation of a Phase 1b/2a trial of OXi4503 in patients with hepatic tumor burden and the presentation at AACR of OXi4503 preclinical results indicating impressive anti-leukemic effects in animal models. Upcoming milestones include: presentation of ZYBRESTAT Phase 2 trial results in platinum-resistant ovarian cancer at ASCO; initiation of a randomized, double-masked, placebo-controlled trial of ZYBRESTAT (administered intravenously) in patients with polypoidal choroidal vasculopathy (PCV), a disease that has similarities to age-related macular degeneration yet is underserved by current therapies; and interim data from the randomized, controlled Phase 2 FALCON trial with ZYBRESTAT in non-small cell lung
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1Q 2009 OXGN Results
May 11, 2009

cancer. We believe that the achievement of these and other milestones will position us well for continued pipeline progress and value creation in 2009 and beyond.”
Corporate Highlights
•	In March, the Company initiated a Phase 1b/2a study of OXi4503 in patients with solid tumors with hepatic involvement. The open-label, dose-escalation study, referred to as the STEP trial, is designed to evaluate safety, tolerability and maximum tolerated dose (MTD). The Company expects data from the Phase 1b portion of the study in the first half of 2010.

•	Also in March, the Company announced the publication of results from a 26-patient, Phase 2 study of fosbretabulin (ZYBRESTAT) in anaplastic thyroid cancer (ATC) in the current issue of the journal THYROID. The authors of the study, titled, “A Phase II Trial of Fosbretabulin in Advanced Anaplastic Thyroid Carcinoma and Correlation of Baseline Serum-Soluble Intracellular Adhesion Molecule-1 with Outcome” (Mooney et al, Vol. 19, Num.3, 2009), concluded that fosbretabulin, administered as a single agent to ATC patients who had progressed or relapsed following initial therapy, appeared to be well-tolerated with encouraging survival results that provide a strong rationale for the ongoing Phase 2/3 pivotal registration study with fosbretabulin in ATC (FACT trial).

•	The Company recently completed preclinical studies that further support the feasibility of topical administration with ZYBRESTAT in eye diseases where abnormal vascularization occurs in the back of the eye. At doses anticipated to be well-tolerated, topical-route ZYBRESTAT penetrated to target tissues (retina and choroid) in the back of the eye and achieved concentrations comparable to those achieved with ZYBRESTAT administered systemically at doses that are clinically active in preclinical models of choroidal neovascularization. The Company believes that these and other data support further development of topical-route ZYBRESTAT for ophthalmological indications.

•	The Company expects to initiate in the second quarter a single-dose, randomized, double-masked, placebo-controlled Phase 2 study with ZYBRESTAT (the FAVOR trial), administered intravenously in patients with polypoidal choroidal vasculopathy (PCV). PCV is a form of choroidal neovascularization against which current therapies, including approved anti-angiogenic drugs, appear to have little benefit. The Company believes the abnormal vasculature in the retina and choroid that contributes to the PCV patient’s loss of vision may be particularly susceptible to treatment with a vascular disrupting agent (VDA).

•	In January, OXiGENE announced that cancer drug development experts Nicole Onetto, M.D., Senior Vice President and Chief Medical Officer of ZymoGenetics, Inc., and Eric K. Rowinsky, M.D., Executive Vice President and Chief Medical Officer of ImClone Systems, Inc., a wholly-owned subsidiary of Eli Lilly and Company, joined the Board of Directors of Symphony ViDA, Inc. Symphony
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1Q 2009 OXGN Results
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ViDA is a drug development company established in October 2008 by Symphony Capital Partners, in collaboration with OXiGENE, to fund and accelerate the development of OXi4503 for oncology and ZYBRESTAT™ for ophthalmology.

•	The Company plans to present results from the recently completed Phase 2 clinical trial of ZYBRESTAT combined with chemotherapy in patients with platinum-resistant ovarian cancer at the annual meeting of the American Society of Clinical Oncology (ASCO) to be held in Orlando, Florida, May 29 through June 2, 2009. The data will be presented on Monday, June 1, at 10:45 a.m. during the session titled, “New Advances in Gynecologic Cancers” on Level 3, Chapin Theater, W320. The presentation is titled, “Combretastatin A-4 phosphate (CA4P) carboplatin and paclitaxel in patients with platinum-resistant ovarian cancer: Final phase II trial results.”
Conference Call Today
Members of OXiGENE’s management team will review first quarter results via a webcast and conference call today at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company’s website, www.oxigene.com. Under the “Investors” tab, select the link to “Events and Presentations.”
OXiGENE’s earnings conference call can also be heard live by dialing 877-719-9801 in the United States and Canada, and 719-325-4766 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 7:30 p.m. EDT, (4:30 p.m. PDT) on May 11, 2008 and ending at midnight EDT (9:00 p.m. PDT) on Monday, May 25, 2008. To access the replay, please dial 888-203-1112 if calling from the United States or Canada, or 719-457-0820 from international locations. Please refer to replay pass code 3405204.
About ZYBRESTAT (fosbretabulin)
ZYBRESTAT is currently being evaluated in a pivotal registration study in anaplastic thyroid cancer (ATC) under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). OXiGENE believes that ZYBRESTAT is poised to become the first therapeutic product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical studies in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer and various other solid tumors. In clinical studies in patients with forms of macular degeneration, intravenously-administered ZYBRESTAT has demonstrated activity, and the Company’s objective is to develop a convenient and patient-friendly topical formulation of ZYBRESTAT for ophthalmological indications. OXiGENE is developing ZYBRESTAT for ophthalmology under the strategic drug development partnership it established with Symphony Capital in October 2008.
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1Q 2009 OXGN Results
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About OXi4503
OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism vascular disrupting agent (VDA) that is being developed in clinical studies for the treatment of solid tumors. Like its structural analog, ZYBRESTAT (fosbretabulin / CA4P), OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicate that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has (i) single-agent activity against a range of xenograft tumor models; and (ii) synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 is currently being evaluated as a monotherapy in a Phase 1 dose-escalation study in patients with advanced solid tumors and in a Phase 1b/2a study in patients with hepatic tumor burden. OXiGENE is developing OXi4503 under the strategic drug development partnership it established with Symphony Capital in October 2008.
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, enrollment rate for patients in the ZYBRESTAT pivotal trial for anaplastic thyroid cancer, interim analysis of the same, timing of the IND filing and Phase 1 trial initiation for topical ZYBRESTAT, timing of a Phase 2 study of ZYBRESTAT and bevacizumab in NSCLC, timing for initiation of a Phase 2 study of ZYBRESTAT in PCV, timing or execution of a strategic collaboration on any product or indication, and cash utilization rate for 2009. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
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1Q 2009 OXGN Results
May 11, 2009

OXiGENE, Inc.
Condensed Consolidated Balance Sheets
(All amounts in 000’s)
(Unaudited)

	March 31,	December 31,
	2009	2008
Assets

Cash, cash equivalents and marketable securities	$12,921	$18,918
Marketable securities held by Symphony ViDA, Inc.	13,777	14,663
License agreement	557	581
Other assets	1,183	869

Total assets	$28,438	$35,031

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$5,556	$5,826
Derivative liabilty	474	466

Total OXiGENE, Inc. stockholders’ equity	13,999	19,307
Non controlling interest	8,409	9,432

Total Equity	22,408	28,739

Total liabilities and stockholders’ equity	$28,438	$35,031

1Q 2009 OXGN Results
May 11, 2009

OXiGENE, Inc.
Condensed Consolidated Statements of Operations
(All amounts in 000’s except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2009	2008
Costs and expenses:

Research and development	$4,668	$3,689
General and administrative	1,965	2,048

Total costs and expenses	6,633	5,737

Operating loss	(6,633)	(5,737)

Investment income	52	287
Change in fair value of warrants	(8)	—
Other income, net	14	5

Consolidated net loss	$(6,575)	$(5,445)

Net loss attributed to non controlling interest	1,023	—

Net loss attributed to OXiGENE, Inc.	$(5,552)	$(5,445)

Basic and diluted net loss per share attributed to OXiGENE, Inc. common shares	$(0.12)	$(0.19)

Weighted average number of common shares outstanding	46,008	28,070